EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Relations Contact:
Cameron Triebwasser, Interchange Corporation
ctriebwasser@interchangeusa.com / (949) 789-5242 / Fax: (949) 784-0880

Investor Relations Contact:
John Baldissera, BPC Financial Marketing
(800) 368-1217

Interchange to Acquire Search Technology Company,
Announces European Expansion Plans

Laguna Hills, CA — February 9, 2005 — Interchange Corporation (NASDAQ: INCX), a leading provider of local and national paid-search services, today announced that it has signed a definitive agreement to acquire Inspire Infrastructure 2i AB, a Swedish Internet and wireless local-search technology company in a share purchase transaction. Under the terms of the agreement, the Inspire shareholders will receive an aggregate of $15 million in cash and will be eligible to receive up to 447,067 shares of common stock, which represents $7.5 million based on a 30-day trailing average, subject to the satisfaction of certain performance criteria over the next two years. Following the closing of the acquisition, Inspire will be renamed Interchange Europe.

Interchange plans to integrate Inspire’s leading search technologies, products and services with Interchange’s portfolio of local-search and advertising solutions powered by the company’s proprietary Keyword DNA™ technology. Interchange believes that this combination will allow the company to offer a world-class search and advertising platform supported by the latest Internet and wireless local-search technologies in both the United States and European markets.

“As previously discussed, our five-point growth strategy includes enhancement of our local-search services, international expansion and acquisitions. We believe that this transaction achieves all three of the above,” said Heath Clarke, Interchange CEO. “Inspire has an accomplished team of people and is a natural strategic fit for us. This transaction builds on the strengths of both companies. It expands our reach in the global market by allowing us to provide our advanced local-search services in all major Western markets as well as to multi-national customers.”

Inspire’s clustered local-search technology utilizes innovative search algorithms to offer superior relevancy, speed and accuracy for local business search via the Internet and wireless devices. Inspire’s search engine is based upon a collaborative content architecture that augments business listings with an array of local content, including online vertical content, classifieds, reviews, and businesses web information and content.

“The driving forces for this deal are the expanded opportunities in our respective markets, gained by integrating our technologies and business strategies. We believe Interchange Europe will have a commanding position in the emerging European local-search markets,” said Antony Waldorf, Inspire CEO. “We are very pleased to represent Interchange’s European operations and look forward to delivering value to Interchange shareholders.”

Interchange plans to expand the services offered to US and European customers to include:

•	Local and national search solutions built on proprietary Keyword DNA technology

•	Low-cost private label pay-per-click advertising platforms

•	Enhanced wireless search using SMS, MMS, JPhone, Symbian, SIMToolkit, WAP, and wireless PDA

•	Local-search indexing technology for classifieds, white and yellow pages, as well as other local data sources

•	Directory assistance call center search technologies

•	High-volume search distribution network technologies

Inspire has delivered search solutions in five languages across six European markets including the UK, Ireland, Spain, Holland, Portugal, and Finland. Inspire is headquartered in Stockholm, Sweden with subsidiaries in London, England and Madrid, Spain.

The closing of the transaction is subject to the completion or satisfaction of certain conditions precedent. The transaction is expected to close in the first quarter of 2005. The acquisition will be made by Interchange Europe Holding Corporation, a newly created, wholly-owned subsidiary of Interchange.

About Interchange
Interchange Corporation (NASDAQ: INCX) provides paid-search services that enable businesses to reach consumers through targeted online advertising. Interchange serves the sponsored listings of local and national advertisers in response to consumer search requests from its Search Distribution Network. Interchange’s Local Direct™ search and advertising platform delivers geographically-targeted search results to consumers via the Web. Local Direct can be licensed to websites and search engines that provide local business information and serve local advertisers. Interchange’s new SMS LOCAL™ service delivers targeted search results by location to consumers via mobile and wireless devices. Once released from beta, SMS LOCAL will be provided as an addition to the Local Direct platform, thereby providing Local Direct clients with both Internet and nationwide wireless local-search and directory assistance services. Interchange’s local-search services are powered by the company’s Keyword DNA™ technology.

For more information, visit Interchange’s corporate website at www.interchangeusa.com.

About Inspire
Inspire Infrastructure is a key enabler of next-generation local-search technology. Inspire powers directory search services in six European countries, including services for leading European directory groups such as Findexa, World Directories, The Number 118118, and the YellowNet.co.uk brand. In the UK, Irish and Spanish markets, Inspire offers complete white-label Internet and wireless directory services that allow online media groups to offer their own turn-key branded services.

www.inspireinfrastructure.com

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Forward-Looking Statements: All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as “anticipate,” “believe,” “estimate,” “plans,” “expect,” “intend” and similar expressions, as they relate to Interchange or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to complete the acquisition, integrate the operations and effectively utilize the technology of Inspire, our plans to develop our products and develop sales, marketing, finance and administrative functions, dependence on major advertisers, competitive factors and pricing pressures, our ability to successfully integrate our expanded infrastructure, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.